Exhibit 4.3

SUNDIAL GROWERS INC.
STOCK OPTION PLAN
JULY 29, 2019

TABLE OF CONTENTS
Page
Section 1.	Interpretation and Administrative Provisions	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Interpretation	5
1.4	Currency	5
1.5	Administration	5
1.6	Delegation to Committee	6
1.7	Governing Law	6
1.8	Shares Subject to the Plan	6
1.9	Participation Limits	6
Section 2.	Options	7
2.1	Granting of Options	7
2.2	Vesting of Options	7
2.3	Exercise Price	7
2.4	Option Term; Blackout Period	7
2.5	Exercise of Options	7
Section 3.	Termination	8
3.1	Termination for Cause (Employees and Directors) and Resignation (Employees)	8
3.2	Death (Employees and Directors)	8
3.3	Disability, Retirement and Termination Without Cause (Employees) and Resignation (Directors)	9
3.4	Termination (Consultants)	9
Section 4.	General	10
4.1	Capital Adjustments	10
4.2	Effect of a Change of Control	10
4.3	Amendment and Termination	11
4.4	Clawback	12
4.5	Non-Exclusivity	13
4.6	Unfunded Plan	13
4.7	Successors and Assigns	13
4.8	Transferability of Options	13
4.9	No Special Rights	13
4.10	Other Employee Benefits	13
4.11	Withholding Taxes	14
4.12	No Liability	14
4.13	Government Regulation and Grant Restrictions	14
4.14	Priority of Agreements	15
4.15	Severability	15
4.16	Effective Date	15

-i-

SUNDIAL GROWERS INC.
STOCK OPTION PLAN

Section 1.          Interpretation and Administrative Provisions

1.1          Purpose

The purposes of this Plan are to: (i) support the achievement of the Company’s performance objectives; (ii) align the interests of Eligible Persons with those of the Company’s shareholders; and (iii) attract, retain and motivate Eligible Persons critical to the long term success of the Company and its Subsidiaries.

1.2          Definitions

For the purposes of the Plan, the following terms have the following meanings:

“Acquirors” means a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (Alberta), as amended, with any such person, group of persons or any of such persons.

“Addendum” means the terms of the addendum attached hereto that is applicable to U.S. Participants (or Participants who may become U.S. taxpayers).

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which a Participating Company is required by law to withhold from any amounts to be paid or credited hereunder.

“Blackout Period” means the period of time when, pursuant to any policies or determinations of the Company, securities of the Company may not be traded by Insiders or other specified persons, including any period in which Insiders or other specified persons are in possession of material undisclosed information, but excluding any period during which a regulator has halted trading in the Company’s securities.

“Board” means the board of directors of the Company.

“Business Day” means any day on which the Nasdaq Global Select Market is open for business.

“Cause” means (i) if the Participant has an employment agreement or consulting agreement or arrangement with a Participating Company, “cause”, “just cause” or any other similar term as defined in such agreement, or (ii) if there is no such employment agreement or consulting agreement or arrangement, or no such definition exists, means:

(a)	the willful failure by a Participant to perform the Participant’s duties with respect to a Participating Company (other than due to illness);

(b)
theft, fraud, dishonesty or misconduct by the Participant involving the property, business or affairs of a Participating Company or the carrying out of the Participant’s duties with respect to a Participating Company;

(c)
the material breach by a Participant of the Participant’s employment agreement or consulting agreement or arrangement, the Company’s Code of Conduct (if applicable) or any of the Participant’s confidentiality, non-solicitation or non-competition obligations;

(d)	the Participant is convicted of, or pleads guilty to, a crime which constitutes an indictable offence; or

(e)	any other conduct that would be treated by the courts of the jurisdiction in which the Participant is employed or provides services to constitute cause for termination of employment or services.

“Change of Control” means:

(a)	the acquisition of:

(i)	Common Shares; and/or

(ii)	Convertible Securities,

as a result of which Acquirors, beneficially own or exercise control or direction over Common Shares or Convertible Securities such that, assuming only the conversion or exercise of Convertible Securities beneficially owned or over which control or direction is exercised by the Acquirors, the Acquirors would beneficially own or exercise control or direction over Common Shares which would entitle them to cast more than 50% of the votes attaching to all Common Shares which may be cast to elect directors of the Company; or

(b)	approval by the shareholders of the Company of:

(i)	an amalgamation, arrangement, merger or other consolidation of the Company with another corporation pursuant to which:

(A)
the holders of Common Shares immediately prior thereto do not immediately thereafter own shares of the successor or continuing corporation which entitle them to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; or

(B)
the Common Shares, when converted, exchanged or otherwise affected pursuant to such amalgamation, arrangement, merger or other consolidation, do not comprise shares of the successor or continuing corporation which entitle the holders thereof to cast more than 50% of the votes attaching to all shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation;

(ii)	a liquidation, dissolution or winding-up of the Company; or

(iii)
the sale of all or substantially all of the assets of the Company followed by a liquidating distribution of cash or securities to the shareholders of the Company entitled to assets upon a liquidating distribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder.

“Committee” means the compensation committee of the Board or such other committee of the Board as designated by the Board from time to time to administer the Plan.

“Common Share” means a common share in the capital of the Company.

“Company” means Sundial Growers Inc., and any successor thereto.

“Consultant” means an individual consultant or a consultant entity, other than an employee or director that:

(a)	is engaged to provide services on a bona fide basis to a Participating Company, other than services provided in relation to a distribution of securities of a Participating Company;

(b)	provides the services under a written contract with a Participating Company; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company,

and includes, (i) for an individual consultant, (A) a company of which the individual consultant is an employee or shareholder; or (B) a partnership of which the individual consultant is an employee or partner, and (ii) for a consultant that is not an individual, an employee or director of the consultant, provided that the individual employee or director spends or will spend a significant amount of time and attention on the affairs and business of a Participating Company.

“Convertible Securities” means securities convertible into, exercisable for or carrying the right to purchase Common Shares.

“Disability” means the termination of the Participant’s employment at a time when the Participant is unable to substantially fulfill their duties on behalf of a Participating Company for a continuous period of 6 months or more or the Participant’s inability to substantially fulfill their duties on behalf of a Participating Company for an aggregate period of 9 months or more during any consecutive 12 month period, or the incurrence of a disability as determined by the Board in its discretion.  Notwithstanding the foregoing, if any Option becomes subject to Section 409A of the Code, “Disability” shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(c)(i) or (ii) of the Code.

“Eligible Person” means any director, employee, officer or Consultant of a Participating Company and includes any such person who is on a leave of absence authorized by a Participating Company.

“Exercise Price” means the price at which a Common Share may be purchased upon the exercise of an Option as determined by the Board, provided that in no event shall the Exercise Price be less than the Fair Market Value as at the Grant Date.

“Fair Market Value” means the closing price of a Common Share on the trading day immediately preceding the applicable day on the Nasdaq Global Select Market or, if the Common Shares are not then listed on the Nasdaq Global Select Market, on such other principal stock exchange or over-the-counter market on which the Common Shares are listed or quoted.  If the Common Shares are not publicly traded or quoted, then “Fair Market Value” shall mean the fair market value of a Common Share as determined in good faith by the Board on the applicable day; provided that with respect to Options granted to a U.S. Participant, “Fair Market Value” shall be determined pursuant to a valuation of the Company by an independent appraisal that meets the requirements of Section 401(a)(28)(C) of the Code or another methodology for determining fair market value that complies with Section 409A of the Code.

“Grant Date” means the date an Option is granted to a Participant as determined by the Board and set out in the Participant’s Option Agreement.

“Individual Participant” means a Participant who is an individual.

“Insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as amended from time to time.

“Notice of Exercise” means a notice substantially in the form set out as Schedule B to this Plan, as amended by the Board from time to time.

“Option” means a right granted to an Eligible Person to purchase a Common Share pursuant to the terms of this Plan.

“Option Agreement” means an agreement substantially in the form set out as Schedule A to this Plan, as amended by the Board from time to time, specifying the terms and conditions of an Option.

“Participant” means any Eligible Person to whom an Option is granted.

“Participating Company” means the Company and any of its Subsidiaries, as designated by the Board from time to time.

“Plan” means this Stock Option Plan, as amended or restated from time to time.

“Retirement” means a Participant’s retirement from employment with a Participating Company on or after the Participant reaches age 60 and has at least 10 years of service in the aggregate with the Company and any of its Subsidiaries, or the Participant’s retirement from employment with a Participating Company under circumstances that the Board, in its discretion, has determined to be a retirement for purposes of the Plan.

“Security-Based Compensation Arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time.

“Subsidiary” or “Subsidiaries” means any entity that is a “subsidiary” for the purposes of National Instrument 45-106 — Prospectus Exemptions, as amended from time to time.

“Termination Date” means: (i) for employees, a Participant’s last day of active employment with a Participating Company (other than in connection with a Participant’s transfer of employment to another Participating Company), regardless of whether the Participant’s employment with the Participating Company is terminated with or without Cause, lawfully or unlawfully, and does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment or other damages paid or payable to the Participant in respect of the termination of employment, whether pursuant to an employment agreement or at law; (ii) for  directors and Consultants, the last day on which the director or Consultant is actively providing services to a Participating Company.

“U.S. Participant” means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code.

“Vesting Date” means the date or dates set out in the Option Agreement on which an Option will vest, or such earlier date as is provided for in the Plan or is determined by the Board.

1.3          Interpretation

Where the context so requires, words importing the singular number include the plural and vice versa, and words importing any gender include any other gender.  Whenever the Board is entitled to exercise discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board.

1.4          Currency

Unless otherwise specifically provided, all references to dollars in this Plan are references to United States dollars.

1.5          Administration

This Plan will be administered by the Board which has the discretion to:  (i) grant Options to Eligible Persons; (ii) determine the Exercise Price, vesting schedule, term, limitations, restrictions and conditions applicable to Options; (iii) waive or amend the vesting schedule; (iv) interpret and administer the Plan; (v) establish, amend and rescind any rules and regulations relating to the Plan; and (vi) make any other determinations that the Board deems necessary or desirable for the administration of the Plan.  The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan, in the manner and to the extent the Board deems, in its discretion, necessary or desirable.  Any decision of the Board with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Participants.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Board determines.

1.6          Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board under the Plan.  In such event, references to the Board mean and include the Committee, and the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board.  Any decisions made or actions taken by the Committee arising out of or in connection with the administration or interpretation of this Plan within its authority under this Plan are final, conclusive and binding on the Company, each Participating Company, the Participants and all other persons.

1.7          Governing Law

The Plan shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

1.8          Shares Subject to the Plan

Subject to adjustment pursuant to Section 4.1, the maximum number of Common Shares that may be issued pursuant to the Plan shall be 10% of the number of issued and outstanding Common Shares from time to time. Common Shares in respect of Options which are cancelled, terminated, disposed of or exercised hereunder will be available for subsequent issuance under the Plan. No fractional Common Shares may be purchased or issued hereunder.

1.9          Participation Limits

The grant of Options under the Plan is subject to the following limitations:

(a)
no more than 10% of the outstanding Common Shares may be issuable at any time under the Plan alone or when combined with all other Security-Based Compensation Arrangements of the Company established on or following July 29, 2019; and

(b)
no more than 5% of the outstanding Common Shares may be issued under the Plan alone or when combined with all other Security-Based Compensation Arrangements of the Company established on or following July 29, 2019 to any one Participant.

Section 2.          Options

2.1          Granting of Options

The Board may, from time to time, grant Options to Eligible Persons, provided that the total number of Common Shares subject to Options shall not at any time exceed the maximum amount set forth in Section 1.8. The grant of an Option to an Eligible Person at any time shall neither entitle such Eligible Person to receive, nor preclude such Eligible Person from receiving, a subsequent grant of an Option.  Each Option granted by the Board shall be evidenced by an Option Agreement.

2.2          Vesting of Options

The Board shall determine when an Option will become vested and may determine that the Option will become vested in installments and may make vesting of the Option conditional on the achievement of performance targets. Subject to the terms of any employment or other agreement between the Participant and a Participating Company, or the Board expressly providing to the contrary, a Participant’s Options shall vest in accordance with the vesting schedule as set out in the Participant’s Option Agreement. The Board may, in its discretion, at any time, permit the exercise of any or all Options held by a Participant in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option at any time after its expiry date.

2.3          Exercise Price

The Exercise Price of an Option shall be fixed by the Board on the Grant Date and will not be less than the Fair Market Value of a Common Share as of the Grant Date, subject to all applicable regulatory requirements. Notwithstanding the foregoing, if an Option is approved during a Blackout Period, the Grant Date shall not be earlier than the sixth Business Day immediately following the expiration of the Blackout Period and the Exercise Price will not be less than the volume-weighted average trading price of the Common Shares on the Nasdaq Global Select Market on the five trading days immediately preceding the Grant Date, or, if the Common Shares are not then listed on the Nasdaq Global Select Market, on such other principal stock exchange or over-the-counter market on which the Common Shares are listed or quoted.

2.4          Option Term; Blackout Period

Subject to Section 3, each Option must be exercised no later than 10 years after the Grant Date or such shorter period as set out in the Participant’s Option Agreement, at which time such Option will expire.  Notwithstanding any other provision of this Plan, each Option that would expire during a Blackout Period shall expire on the date that is 10 Business Days immediately following the expiration of the Blackout Period.

2.5          Exercise of Options

Vested Options may be exercised by the Participant delivering to the Company a Notice of Exercise signed by the Participant or his or her legal representative, accompanied by payment in full of the aggregate Exercise Price and any Applicable Withholding Taxes in respect of the Options being exercised, payable:

(a)	in cash, or by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board;

(b)	pursuant to a broker-assisted cashless exercise, whereby the Participant shall elect on the Notice of Exercise to receive:

(i)
an amount in cash equal to the cash proceeds realized upon the sale in the capital markets of the Common Shares underlying the Options by a securities dealer designated by the Company, less the aggregate Exercise Price, any Applicable Withholding Taxes, and any transfer costs charged by the securities dealer to sell the Common Shares;

(ii)
an aggregate number of Common Shares that is equal to the number of Common Shares underlying the Options minus the number of Common Shares sold in the capital markets by a securities dealer designated by the Company as required to realize cash proceeds equal to the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs charged by the securities dealer to sell the Common Shares; or

(iii)	a combination of (i) and (ii).

Subject to Section 4.13 and the attached Addendum, upon receipt of payment in full, the number of Common Shares in respect of which the Options are exercised will be duly issued to the Participant as fully paid and non-assessable, following which the Participant shall have no further rights, title or interest with respect to such Options.

Section 3.          Termination

3.1          Termination for Cause (Employees and Directors) and Resignation (Employees)

If a Participant’s employment or directorship with a Participating Company is terminated for Cause or a Participant’s employment is terminated with a Participating Company due to the Participant’s resignation (other than in circumstances constituting a Retirement), all Options held by the Participant on the Participant’s Termination Date, whether vested or unvested, shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

3.2          Death (Employees and Directors)

If a Participant’s employment or directorship with a Participating Company ceases as a result of death, all unvested Options held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Participant’s personal legal representatives may, within 12 months after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 12 month period or such shorter period as is remaining in the term of the Options, the outstanding Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

3.3          Disability, Retirement and Termination Without Cause (Employees) and Resignation (Directors)

If a Participant’s employment with a Participating Company is terminated due to a Disability, the Participant’s Retirement or a termination without Cause by a Participating Company or if a Participant’s directorship is terminated due the Participant’s resignation, all unvested Options held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Participant may, within 90 days after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 90 day period or such shorter period as is remaining in the term of the Options, the outstanding Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

3.4          Termination (Consultants)

(i)
If a Participant’s consulting agreement or arrangement terminates by reason of: (i) termination by a Participating Company for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in Participant’s consulting agreement or arrangement), which includes, without limitation, a termination by a Participating Company for Cause; or (ii) voluntary termination by the Participant (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), all Options held by the Participant on the Participant’s Termination Date, whether vested or unvested, shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(ii)
If an Individual Participant’s consulting agreement or arrangement terminates by reason of death of the Individual Participant, all unvested Options held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Individual Participant’s personal legal representatives may, within 12 months after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 12 month period or such shorter period as is remaining in the term of the Options, the outstanding Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

(iii)
If a Participant’s consulting agreement or arrangement terminates by reason of termination by a Participating Company for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Consultant’s consulting agreement or arrangement), all unvested Options held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise. The Participant may, within 90 days after the Participant’s Termination Date, or such shorter period as is remaining in the term of the Options, exercise the Participant’s vested Options in accordance with Section 2.5. At the end of such 90 day period or such shorter period as is remaining in the term of the Options, the outstanding Options shall automatically terminate and be of no further force or effect, and no amount shall be payable to the Participant in respect thereof as compensation, damages or otherwise.

Section 4.          General

4.1          Capital Adjustments

In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, arrangement, consolidation, reclassification, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to shareholders, or any other change in the capital of the Company affecting Common Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion deems appropriate to reflect such change (for the purpose of preserving the value of the Options), with respect to: (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; (ii) the number or kind of shares or other securities subject to any outstanding Options; and (iii) the Exercise Price of any outstanding Options; provided, however, that no adjustment will obligate the Company to issue or sell fractional securities.  Notwithstanding anything in this Plan to the contrary, all adjustments made pursuant to this Section 4.1 shall be made subject to the rules of any stock exchange on which the Common Shares are listed and in compliance with paragraph 7(1.4)(c) of the Income Tax Act (Canada) and/or with Code Section 409A and Treasury Regulations Section 1.409A-1(b)(5), to the extent applicable.

4.2          Effect of a Change of Control

Notwithstanding any other provision of this Plan, in the event of a Change of Control, the surviving, successor or acquiring entity shall assume any outstanding Options or shall substitute similar options for the outstanding Options. If the surviving, successor or acquiring entity does not assume the outstanding Options or substitute similar options for the outstanding Options, or if the Board otherwise determines in its discretion, the Company shall give written notice to all Participants advising that the Plan shall be terminated effective immediately prior to the Change of Control and all Options shall be deemed to be vested and, unless otherwise exercised, forfeited or cancelled prior to the termination of the Plan shall expire immediately prior to the termination of the Plan.

In the event of a Change of Control, the Board has the power to:  (i) make such other changes to the terms of the Options as it considers fair and appropriate in the circumstances, provided such changes are not adverse to the Participants; (ii) otherwise modify the terms of the Options to assist the Participants to tender into a takeover bid or other arrangement leading to a Change of Control, and thereafter; and (iii) terminate, conditionally or otherwise, the Options not exercised following successful completion of such Change of Control.  If the Change of Control is not completed within the time specified therein (as the same may be extended), the Options which vest pursuant to this Section 4.2 shall be returned by the Company to the Participant and, if exercised, the Common Shares issued on such exercise shall be reinstated as authorized but unissued Common Shares and the original terms applicable to such Options shall be reinstated.

4.3          Amendment and Termination

(a)
The Board may amend or suspend any provision of the Plan or any Option, or terminate this Plan, at any time without security holder approval, subject to those provisions of applicable law and the rules, regulations and policies of any stock exchange on which the Common Shares are listed, if any, that require the approval of security holders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Board or security holders may materially adversely alter or impair the rights of a Participant under any Option previously granted to the Participant without the consent of the affected Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to this Plan or any Options without seeking security holder approval:

(i)
amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or any Option Agreement or to correct or supplement any provision of this Plan or any Option Agreement that is inconsistent with any other provision of this Plan or any Option Agreement;

(ii)	amendments necessary to comply with the provisions of applicable law or the rules, regulations and policies of any stock exchange on which the Common Shares are listed;

(iii)	amendments necessary for Options to qualify for favourable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of this Plan or any Option;

(v)	amendments to include or modify a cashless exercise feature, payable in cash or Common Shares, which provides for a full deduction of the number of underlying Common Shares from the Plan maximum;

(vi)
amendments to the termination or early termination provisions of this Plan or any Option, whether or not such Option is held by an Insider, provided such amendment does not entail an extension beyond the original expiry date of the Option; and

(vii)	amendments necessary to suspend or terminate this Plan.

(b)	Security holder approval will be required for the following types of amendments:

(i)	any amendment to increase the maximum number of Common Shares issuable under this Plan, other than pursuant to Section 4.1;

(ii)	any amendment to this Plan that increases the length of the period after a Blackout Period during which Options may be exercised;

(iii)	any amendment which would result in the Exercise Price for any Option granted under this Plan being lower than the Fair Market Value at the Grant Date of the Option;

(iv)
any amendment that would permit the introduction or reintroduction of non-employee directors as Eligible Persons on a discretionary basis or any amendment that increases the limits previously imposed on non-employee director participation;

(v)
any amendment which reduces the Exercise Price of an Option or allows for the cancellation and reissuance of an Option, which would be considered a repricing under the rules of any stock exchange on which the Common Shares are listed, in each case, other than pursuant to Section 4.1 or Section 4.2;

(vi)	any amendment extending the term of an Option beyond the original expiry date, except as provided in Section 2.4;

(vii)	any amendment to the amendment provisions;

(viii)	any amendment which would allow for the transfer or assignment of Options under this Plan, other than for normal estate settlement purposes; and

(ix)	amendments required to be approved by security holders under applicable law or the rules, regulations and policies of any stock exchange on which the Common Shares are listed.

4.4          Clawback

Notwithstanding any other provision of this Plan, any Option which is subject to recovery or recoupment under applicable laws, stock exchange listing requirements or policies adopted by the Company, will be subject to such deductions and clawbacks as may be required pursuant to such laws, stock exchange listing requirements or policies.

4.5          Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

4.6          Unfunded Plan

This Plan shall be unfunded and the Company will not secure its obligations hereunder.  To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Company.

4.7          Successors and Assigns

The Plan shall be binding on all successors and assigns of the Participating Companies and each Participant, including without limitation, the legal representative of a Participant, or any receiver or trustee in bankruptcy or representative of the creditors of a Participating Company or a Participant.

4.8          Transferability of Options

Rights of a Participant respecting Options shall not be transferable or assignable, except as provided in Section 3.2 or by will or the laws of descent and distribution.

4.9          No Special Rights

Nothing contained in the Plan or by the grant of any Options will confer upon any Participant any right to the continuation of the Participant’s employment by a Participating Company or any right to continue to serve as a director or consultant of a Participating Company or interfere in any way with the right of any Participating Company at any time to terminate a Participant’s employment or service or to increase or decrease the compensation of a Participant.  Nothing in this Plan may be construed to provide any Participant with any rights whatsoever to compensation or damages in lieu of notice or continued participation in, or entitlements under, the Plan as a consequence of a Participant’s termination of employment (regardless of the reason for the termination and the party causing the termination, including a termination without Cause). Options shall not be considered Common Shares nor shall they entitle a Participant to any interest in or title to any Common Shares or to exercise voting rights or any other rights attaching to the Common Shares.  Participation in the Plan by an Eligible Person shall be voluntary.

4.10          Other Employee Benefits

The amount of any compensation received or deemed to be received by a Participant as a result of his or her participation in the Plan will not constitute compensation, earnings or wages with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, insurance, termination, severance or salary continuation plan or any other employee benefit plans, nor under any applicable employment standards or other legislation, except as otherwise specifically determined by the Board.

4.11          Withholding Taxes

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.

Notwithstanding any other provision of this Plan, a Participant shall be solely responsible for all Applicable Withholding Taxes resulting from his or her receipt of Common Shares or other property pursuant to this Plan, provided that for U.S. Participants, the Company shall withhold the employer portion of any Applicable Witholding Taxes at the time of exercise.  In connection with the issuance of Common Shares pursuant to this Plan, a Participant shall, at the Participant’s discretion:

(a)
pay to the Company an amount as necessary so as to ensure that the Company is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection with such issuance;

(b)
authorize a securities dealer designated by the Company, on behalf of the Participant, to sell in the capital markets a portion of the Common Shares issued hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)	make other arrangements acceptable to the Company to fund the Applicable Withholding Taxes.

4.12          No Liability

No Participating Company shall be liable to any Participant for any loss resulting from a decline in the market value of the Common Shares.

4.13          Government Regulation and Grant Restrictions

The Company’s obligation to issue and deliver Common Shares under any Option is subject to:  (i) the completion of such registration or other qualification of such Common Shares or obtaining approval of such regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.  The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance and delivery of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.  Options may not be granted with a Grant Date or effective date earlier than the date on which all actions required to grant the Options have been completed.

4.14          Priority of Agreements

In the event of any inconsistency or conflict between the provisions of the Plan and any Option Agreement, the provisions of the Plan shall prevail.  Unless otherwise provided herein, in the event of any inconsistency or conflict between the provisions of the Plan or any Option Agreement, on the one hand, and a Participant’s employment, service or consulting agreement or arrangement with a Participating Company, on the other hand, the provisions of the employment, service or consulting agreement or arrangement shall prevail.

4.15          Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

4.16          Effective Date

This Plan applies to Options granted hereunder on and after July 29, 2019.

ADDENDUM FOR U.S. PARTICIPANTS
SUNDIAL GROWERS INC.
STOCK OPTION PLAN

The provisions of this Addendum apply to Options held by a U.S. Participant (or Participants who are or may become U.S. taxpayers) in order to avoid adverse or unintended tax consequences under Section 409A of the Code. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan.  This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below. The terms of this Addendum shall supersede the terms of the Plan to the extent necessary to eliminate inconsistencies between this Addendum and the Plan.

1.	Definitions

“Separation from Service” means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

2.	Section 409A

For U.S. Participants, the Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding any contrary provision in this Plan or an Option Agreement, if any provision of this Plan or an Option Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Option to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of this Plan or Option Agreement may be modified by the Board without the consent of the U.S. Participant in any manner the Board deems reasonable or necessary.  In making such modifications, the Board shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary Separation from Service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.  Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Board will have any liability to any Participant for such tax or penalty.  To the extent Section 409A of the Code is applicable, each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

SCHEDULE A
OPTION AGREEMENT

[insert name of officer, director, employee or Consultant] (the “Participant”)

Pursuant to the Stock Option Plan (the “Plan”) of Sundial Growers Inc. (the “Company”) and in consideration of services provided by the Participant to any Participating Company, the Company hereby grants to the Participant on ________________, _______ (the “Grant Date”) _____________ Options to purchase Common Shares of the Company at an Exercise Price of $_________ per Common Share.

Capitalized terms used but not otherwise defined in this agreement shall have the meaning set out in the Plan.

Subject to earlier expiry in accordance with the Plan, the Options shall cease to be exercisable and shall expire on ________________, _______ [insert expiry date - no longer than [10] years after the Grant Date].  The Options vest as follows: [insert vesting schedule].

The Options are not intended to qualify as “incentive stock options” under Section 422 of the Code.

The Company and the Participant understand and agree that the granting and exercise of the Options and the issuance of Common Shares are subject to the terms and conditions of the Plan, all of which are incorporated into and form a part of this agreement.

DATED ______________________, _______.

SUNDIAL GROWERS INC.

By:
Name:
Title:

CHECK THE BOX BELOW IF APPLICABLE:

□          I am a U.S. Participant and understand that my Options are subject to the terms and conditions of the Plan as modified by the Addendum to the Plan.

The Participant agrees to the terms and conditions set out herein and confirms and acknowledges that the Participant has not been induced to enter into this agreement or acquire any Option by expectation of employment or service or continued employment or services with any Participating Company. The Participant confirms and acknowledges that the Participant has received and reviewed a copy of the Plan, including the early termination provisions set out in Section 3 of the Plan.

The Participant agrees to provide the Company with all information (including personal information, if applicable) required by the Company to administer the Plan. The Participant consents to the Company and any of its affiliates sharing and exchanging the Participant’s information held in order to administer and operate the Plan (including, if applicable, personal details, data relating to participation, salary, taxation and employment and sensitive personal data, including data relating to physical or mental health, criminal conviction or the alleged commission of offences) (“Information”) and providing the Board, the Company’s and/or any of its affiliates’ agents, officers, employees and/or third parties with Information for the administration and operation of the Plan and the Participant accepts that this may involve Information being sent to a country outside of Canada which may not have the same level of data protection laws as Canada, and law enforcement agencies in that country may access Information in accordance with local laws. The Participant acknowledges that the Participant has the right to request a list of the names and addresses of any potential recipients of Information and to review and correct Information by contacting the Participant’s local human resources or Participating Company representative. The Participant acknowledges that the collection, processing and transfer of Information is important to the Plan administration and that failure to consent to same may prohibit participation in the Plan or the Participant’s receipt of the Option. [NTD: For Employees, directors and individual consultants include the first signature line and for consultant entities include the second signature line.]

Signature

Name (please print)

[CONSULTANT ENTITY]

By:
Name:
Title:

SCHEDULE B
NOTICE OF EXERCISE

To: Sundial Growers Inc.
Attention: [Secretary]

___________________ (the “Participant”) hereby exercises           options (“Options”) to purchase Common Shares of Sundial Growers Inc. (the “Company”) at an Exercise Price of $____________ per Common Share. This Notice of Exercise is delivered in respect of the____________ Options that were granted to the Participant on  ____________under the Company’s Stock Option Plan (the “Plan”). Capitalized terms used but not otherwise defined herein have the meaning set out in the Plan.  In connection with the foregoing:

(tick one)
☐
The Participant encloses cash, a certified cheque, bank draft or money order payable to the Company in the amount of $____________ (which reflects the aggregate Exercise Price of the Options) plus the amount of $____________ (which reflects the amount the Company believes is necessary to remit as part of any Applicable Withholding Taxes), and the foregoing shall be the full payment for the Common Shares to be received upon exercise of the Options and the Participant acknowledges that the Common Shares will be issued to the Participant only upon satisfaction of the requirements of Section 2.5 of the Plan;

☐
The Participant hereby elects to receive an amount in cash equal to the cash proceeds realized upon the sale in the capital markets of the Common Shares underlying the Options by a securities dealer designated by the Company, less the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs incurred to sell the Common Shares; or

☐
The Participant hereby elects to receive an aggregate number of Common Shares that is equal to the number of Common Shares underlying the Options being exercised minus the number of Common Shares sold in the capital markets by a securities dealer designated by the Company as required to realize cash proceeds equal to the aggregate Exercise Price, any Applicable Withholding Taxes and any transfer costs incurred to sell the Common Shares.

[NTD: For Employees, directors and individual consultants include the first signature line and for consultant entities include the second signature line.]

Date	Participant’s Signature

[CONSULTANT ENTITY]

By:
Name:
Title: